EXHIBIT 10.4

                           Memorandum of Understanding

         The  memorandum  of   understanding   is  between   Carolina   National
Corporation (the "Company") and Joe Pinner.

Background

         The Company is in the process of organizing a commercial bank in the Columbia, South Carolina area (the "Bank"). The Company wishes to retain the services of Mr. Pinner as an independent contractor to consult on marketing matters and to provide the services stated below to assist the Company and the Bank in their marketing efforts.

Responsibilities/obligations of Mr. Pinner:

     (1) Be the ambassador of the Bank, i.e. publicly identify with and personify the Bank as its voice, face, etc.

     (2) Serve as the Bank's featured celebrity talent in broadcast, print and other media advertising.

     (3) Emcee Bank related events and make public promotional appearances on behalf of the Bank.

     (4) Consult and work with the Bank and its other marketing and advertising professionals to enhance Bank's public relations, design ad campaigns, prepare advertisements, scripts, copy, etc.

     (5) Recommend/refer prospective customers and positively promote the Bank's image, objectives, products and services.

     (6) Generally identify with and communicate his affinity with and support for the Bank.

     (7) The services described in (1) - (6) shall be provided at mutually convenient times, places and frequencies giving due recognition to the facts that Mr. Pinner is retired, has other responsibilities and his services under this memorandum are not intended to be a full time job.

     (8) Not to perform similar services for any other financial institutions while receiving compensation from the Company.

Responsibilities/obligations of Company:

     (1) Pay Mr. Pinner a retainer of $200.00 per month for four months of minimal required services beginning with the date of signing of this memorandum and $1,500.00 per month thereafter for the next twenty months.

     (2) Reimburse reasonable expenses incurred by Mr. Pinner in the performance of his obligations under this memorandum which are deductible by the Company under I.R.S. guidelines and to include such things as meals, and any transportation expenses outside of Richland and Lexington Counties.

     (3)  Provide Mr. Pinner with reasonable and necessary materials, equipment,
          supplies  and  assistance  to  perform  his  obligations   under  this
          memorandum.

     (4) Keep Mr. Pinner informed regarding Bank's desired image, objectives, products, services, etc.

     (5)  Work with Mr. Pinner and other marketing and advertising professionals
          to  develop   promotional   ideas,   design  ad   campaigns,   prepare
          advertisements, etc.


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Termination

     (1) This memorandum will terminate automatically two years after the date on which it is signed, but may be extended by mutual consent.

     (2) The Company may terminate this memorandum if the Bank fails to receive a charter, Mr. Pinner dies or becomes disabled so that he cannot perform his obligations under this memorandum.

Other

     (1) The Company shall have the right to assign its rights and obligations under this memorandum to the Bank.

     (2) The Company will issue Mr. Pinner 1,500 shares of its common stock in lieu of the first $15,000 of payments due under this memorandum. The stock will be issued upon signing of this memorandum and will be held in escrow by the Company to be released from escrow as payments under this memorandum are due (at $10.00 per share). Mr. Pinner shall have the right to vote the stock while it is in escrow. Should any stock remain in escrow upon termination of this memorandum, that stock will revert to the Company and Mr. Pinner will have no further rights with respect to such stock.

         Signed at Columbia, South Carolina on April __, 2001.



                             [SIGNATURES OMITTED]




















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